UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

DOVER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice Of Annual Meeting Of Stockholders

March 10, 2006
To the stockholders:
      Please take notice that the Annual Meeting of Stockholders of DOVER CORPORATION will be held on the 3rd Floor, Room 305, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890, on April 18, 2006, at 10:00 A.M., for the following purposes:

1.	To elect eleven directors; and

2.	To transact such other business as may properly come before the meeting.
      Only holders of record of the outstanding common stock at the close of business on February 28, 2006 are entitled to notice of and to vote at the meeting or any adjournments thereof.

By authority of the Board of Directors,
Joseph W. Schmidt
Secretary
      Dover is pleased to offer its stockholders the choice of voting their shares by returning the enclosed proxy by mail, via a toll-free telephone number or by voting on the internet. Instructions for voting by these three alternatives are printed on the enclosed proxy card.

DOVER CORPORATION
PROXY STATEMENT
General
      This statement is furnished to the stockholders of Dover Corporation (the “Company” or “Dover”), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on April 18, 2006, or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a fee of $6,000 plus expenses. This statement and the proxy form are being first sent to the stockholders on or about March 10, 2006.
      As of the close of business on February 28, 2006, the record date for determining stockholders eligible to vote at the Meeting, Dover had outstanding 203,384,658 shares of common stock. Each share of common stock is entitled to one vote on all matters.
      Dover has provided to each person solicited herein a copy of Dover’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) (including the financial schedules thereto but without the exhibits) as part of Dover’s Annual Report to Shareholders for 2005. Dover will furnish any exhibit to Dover’s 2005 Annual Report on Form 10-K to any person solicited herein upon written request and payment of a reasonable fee as Dover may specify to cover Dover’s expenses in providing the exhibit. Requests for exhibits should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, New York 10017.
      The shares covered by each proxy will be voted for the election of the eleven nominees for director (or their substitutes as indicated below) unless directed otherwise in the proxy, in which case the shares will be voted as directed. The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting if and to the extent allowed by the rules under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and any other applicable rules and regulations.
      Abstentions and broker non-votes will be included in determining whether a quorum exists at the Meeting. The election of directors requires a plurality of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. All other matters will require the majority of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.
      Stockholders may vote their shares by returning the enclosed proxy by mail, by telephone at 1-866-540-5760 or on the Internet at http://www.proxyvoting.com/dov. Delaware law permits voting by telephone and on the internet and all votes submitted by those methods will be treated in the same manner as if submitted by mail. A person giving a proxy by mail, by telephone or by the internet may revoke it at any time before it is exercised, by giving written notice to the Corporate Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of the proxy.

1. ELECTION OF DIRECTORS
      The persons named as proxies will vote the shares covered by a proxy for the election as Directors of the eleven nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. Votes may be cast only for the nominees listed below. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. Directors will be elected by a plurality of the votes cast. All the nominees are presently Directors. Each Director elected at the Meeting will serve until the election and qualification of his or her successor.

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

David H. Benson 68	Senior Advisor, Fleming Family & Partners (since September 2001; investment management company); Director of Daniel Thwaites Plc. (beverage manufacturer), Murray International Investment Trust (investment management) and F. F. and P. Alternative Strategies Income Fund (investment management); formerly Vice Chairman of The Kleinwort Benson Group, Plc. (financial services company) and Chairman of The COIF Charities Fund (investment and cash management for charities).	1995

Robert W. Cremin 65	Chairman (since 2001), President (since 1997) and Chief Executive Officer (since 1999), Esterline Technologies Corporation (manufacturer of aerospace and defense products).	2005

Jean-Pierre M. Ergas 66	Chairman and Chief Executive Officer (since January 2000), and Director (since 1995), BWAY Corporation (steel and plastic container manufacturer); Director of Plastic Omnium (manufacturer of automotive components and plastic products); previously Executive Vice President, Europe, Alcan Aluminum Limited (aluminum manufacturer).	1994

Kristiane C. Graham 48	Private Investor.	1999

Ronald L. Hoffman 57	Chief Executive Officer (since January 2005), President (since July 2003) and Chief Operating Officer (from July 2003 to December 2004) of Dover; President and Chief Executive Officer of Dover Resources, Inc. (from 2002 to 2003); Executive Vice President of Dover Resources, Inc. (from 2000 to 2002); and President of Tulsa Winch (through mid-2000).	2003

James L. Koley 75	Director (Chairman until February 2002) of Arts-Way Manufacturing Co., Inc. (agricultural manufacturer); Chairman and shareholder (until July 2002), Koley Jessen, P.C. (law firm).	1989

Richard K. Lochridge 62	President, Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer); PETsMART (pet supplies retailer); and John H. Harland Company (financial marketing services).	1999

Thomas L. Reece 63	Chairman of the Board (since May 1999), Chief Executive Officer (until December 31, 2004) and President (until July 2003) of Dover.	1993

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

Bernard G. Rethore 64	Chairman of the Board Emeritus, Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), Flowserve Corporation; Director of Maytag Corporation (major appliances); BeldenCDT, Inc. (specialty wires and cables); and Walter Industries, Inc. (homebuilding, financing, industrial products, carbon and natural resources).	2001

Michael B. Stubbs 57	Private Investor; Director of Moore-Handley, Inc. (wholesale hardware distributor).	1999

Mary A. Winston 44	Executive Vice President and Chief Financial Officer, Scholastic Corporation (since February 2004; children’s publishing and media company); previously Vice President (first VP-Treasurer and then VP-Controller), Visteon Corporation (from 2002 to 2004; automotive parts supplier); Vice President (various finance positions), Pfizer, Inc. (from 1995-2002; manufacturer of pharmaceuticals).	2005
Board of Directors and Committees
      During 2005, the Board of Directors held four regular meetings and two special meetings. The Board has three standing committees, namely an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of the committees has a written charter that is available on the Company’s website at http://www.dovercorporation.com and in print to any shareholder who requests it. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. In 2005, all Directors attended at least 75% of the meetings of the Board of Directors and the standing committees of which he or she was a member.
      The Audit Committee is currently composed of five Directors, all of whom satisfy all the criteria for being “independent” members of the Board and the Audit Committee established by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) Listing Standards, and also the Company’s Standards for Classification as an Independent Director (the “Dover Independence Standards”) which are set forth below beginning on page 5 and available on the Company’s website at http://www.dovercorporation.com. In addition, the Board of Directors has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined in the applicable SEC rules. The primary functions of the Audit Committee consist of: selecting, engaging and overseeing the work of the Company’s auditors and Director of Internal Audit; approving in advance all services to be provided by, and all fees to be paid to, the Company’s auditors, who report directly to the Committee; reviewing with management and such auditors the audit plan and results of the auditing engagement; and reviewing with management and the Company’s auditors the quality and adequacy of Dover’s internal accounting controls. See the Audit Committee Report on page 22. The Audit Committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2005, the Audit Committee held eight meetings. The members of the Audit Committee are Michael B. Stubbs (Chair), David H. Benson, James L. Koley, Bernard G. Rethore and Mary A. Winston.
      The Compensation Committee is composed of four Directors, all of whom satisfy all the criteria for being “independent” members of the Board established in the NYSE Listing Standards and the Dover Independence Standards. The Compensation Committee, together with the other independent directors, approves compensation for the chief executive officer. The Compensation Committee also approves compensation for other executive officers, grants awards and payouts under the Company’s equity and cash performance incentive plans, approves changes to the compensation plans and supervises the administration of the compensation plans. See the Compensation Committee Report beginning on page 16. The Compensation Committee’s responsibilities, authority and resources are described in greater detail in its written charter.

In 2005, the Compensation Committee held four meetings. The members of the Compensation Committee are Richard K. Lochridge (Chair), Robert W. Cremin, Jean-Pierre M. Ergas, and Kristiane C. Graham.
      The Governance and Nominating Committee is composed of three Directors, all of whom satisfy all the criteria for being “independent” members of the Board established in the NYSE Listing Standards and the Dover Independence Standards. The Governance and Nominating Committee develops and recommends to the Board corporate governance principles for the Company. In addition, the Governance and Nominating Committee identifies and recommends to the Board candidates for election as Directors and any changes it believes desirable in the size and composition of the Board, and also makes recommendations to the Board concerning the structure and membership of the Board’s committees. The Governance and Nominating Committee’s responsibilities, authority and resources are described in greater detail in its written charter. The Governance and Nominating Committee held four meetings in 2005. The members of the Governance and Nominating Committee are James L. Koley (Chair), David H. Benson and Kristiane C. Graham.
      The Company does not require Directors to attend the annual meeting of stockholders. Directors generally do not, and in 2005 did not, attend the annual meeting.
Corporate Governance
      Dover Corporation is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The following describes some of the actions taken to help ensure that the conduct of the Company and its employees earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.
      The Board of Directors has adopted written Corporate Governance Guidelines which set forth the responsibilities of the Board and guidelines relating to the qualifications and independence of its members and the members of its standing committees. In addition, the Board has adopted a Code of Business Conduct and Ethics applicable to all Dover companies and their employees, a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and charters for each of its standing committees. All of these documents (referred to collectively as governance materials) are available on the Company’s website at http://www.dovercorporation.com, and in print to any shareholder who requests them. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. The Board, its committees and management periodically review the requirements of the Sarbanes-Oxley Act of 2002 (the “SO Act”), the rules of the SEC and the NYSE’s Listing Standards, and revise the governance materials as warranted in light of corporate governance developments. Each of the Company’s segment subsidiaries and operating companies has a written code of conduct that meets or exceeds the standards of the Company’s Code of Business Conduct and Ethics.
      The Board has determined that at least two-thirds of its members and all of the members of its Audit, Compensation and Governance and Nominating Committees shall be independent from management and shall meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Currently, nine of eleven Dover directors meet all of these standards for independence. The Board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director shall be deemed independent unless the Board determines that he or she has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a material relationship with the Company.
      The Board has determined that each of the current members of the Board, except for Thomas L. Reece, who was formerly a management representative, and Ronald L. Hoffman, who is the current management representative on the Board, has no relationship with the Company and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of the Board, except for Messrs. Reece and Hoffman, meet the Dover Standards for Director Independence, which are set forth below.

      The Board holds four regular meetings a year, on a quarterly basis, and additional meetings as it deems necessary. In accordance with the NYSE Listing Standards, its non-management members meet at regularly scheduled executive sessions without management representatives and its independent directors meet alone at least annually. Mr. Koley, the Chair of the Governance and Nominating Committee, presides at these sessions. In addition to their normal Board meeting attendance, non-management directors periodically attend the board and company presidents’ meetings of the segment subsidiaries. At least one non-management director serves on the board of each of the six segment subsidiaries, and at least one non-management director usually attends the segment subsidiaries’ regular board and company presidents’ meetings. The Board and its committees conduct annual self-evaluations of their performance.
      At each of its regular quarterly meetings, the Audit Committee meets with each of the auditors, the Director of Internal Audit and management separately to assess the effectiveness of the independent audit process. In addition to its regular quarterly meetings, the Audit Committee as a whole reviews and meets to discuss each Quarterly Report on Form 10-Q and Annual Report on Form 10-K (including financials) prior to its filing with the SEC. The Audit Committee Chair and/or one or more other members of the Audit Committee participates in meetings with management and the Company’s auditors to review earnings releases prior to the release of such information. Two such meetings are held each quarter by management’s Disclosure Controls & Procedures Committee, which includes among its members the Chief Financial Officer, the Controller, the Director of Internal Audit and the General Counsel of Dover, as well as the Chief Financial Officers of the Company’s segment subsidiaries (the “DC&P Committee”). One meeting takes place before the Company’s release of earnings and is for the purpose of reviewing the earnings release and the Company’s disclosure controls and procedures. The second meeting takes place shortly before the filing of its Quarterly Report on Form 10-Q or the Annual Report on Form 10-K and is for the purpose of reviewing the contents of the quarterly or annual report, as the case may be, and the Company’s disclosure controls and procedures. Both meetings are attended by the Chair of the Audit Committee and/or one or more other members of the Audit Committee and the Company’s auditors, who review the Company’s earnings releases and reports before the meetings and discuss them with management at the meetings.
      In accordance with the SO Act, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. Such complaints or concerns may be submitted to the Company, care of the Corporate Secretary, or through the Communications Coordinator, an external service provider (the “Communications Coordinator”), by mail, fax, telephone or via the Internet as published on the Company’s website at http://www.dovercorporation.com. The Communications Coordinator will forward such communications to the Chair of the Audit Committee and, in most circumstances, to Dover’s General Counsel, in each case without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with the Board and the non-management Directors in any of these same manners. Such communications will be forwarded to the Chair of the Governance and Nominating Committee and Dover’s General Counsel.
Dover Independence Standards
      In order for a Dover Director to qualify as independent for purposes of the NYSE Listing Standards, the Dover Board must affirmatively determine that the Director has no material relationship with Dover and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a material relationship with Dover or its subsidiaries). The Board has determined that individuals who satisfy the following standards shall be deemed independent per se for purposes of Board membership, although additional eligibility standards may exist with respect to a specific Board committee. The Board may amend these standards from time to time in its discretion or for consistency with then applicable NYSE standards. In the following list, the term “Dover” means Dover and its consolidated subsidiaries. “Current” means being an executive, employee or partner at the time of determination of independence.
      1.     The Director is not and has not been, within the prior three years, an employee of Dover (excluding service as an interim chairman, CEO or executive officer of Dover).

      2.     No member of the Director’s immediate family is or has been, within the prior three years, an executive officer of Dover (excluding service as an interim chairman, CEO or executive officer of Dover).
      3.     The Director has not received, during any twelve-month period within the prior three years, more than $100,000 in direct compensation from Dover (other than director or committee fees, pension and other deferred compensation for prior services not contingent on continued service).
      4.     No member of the Director’s immediate family has received, during any twelve-month period within the prior three years, more than $100,000 in direct compensation from Dover (other than compensation received for services as a non-executive employee of Dover or pension or other deferred compensation for prior services not contingent on continued service).
      5.     The Director is not a current partner or a current employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) and was not within the last three years a partner or employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who personally worked on Dover’s audit and, in the case that Dover has changed its independent auditors within the prior three years, such former auditors.
      6.     No member of the Director’s immediate family is a current partner of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) or a current employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who personally worked on Dover’s audit and, in the case that Dover has changed its independent auditors within the prior three years, such former auditors.
      7.     Neither the Director nor any member of the Director’s immediate family is, or has been within the last three years, employed as an executive officer of a company during the same period that any of Dover’s current executive officers serves or served on the compensation committee of that company.
      8.     The Director is not a current employee of a company that has made payments to, or received payments from, Dover for property or services in an amount which, in any of the three most recent fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
      9.     No member of the Director’s immediate family is a current executive officer of a company that has made payments to, or received payments from, Dover for property or services in an amount that, in any of the three most recent fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
      10.     The Director does not serve as an executive officer in any tax exempt organization to which Dover has made contributions in any single fiscal year within the last three years in an amount that exceeds the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.
Qualifications and Nominations of Directors
      The Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, the Board in accordance with the Company’s by-laws and the Committee’s charter. The Committee annually reviews the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of the Board as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. The Committee also considers members’ qualifications as independent (the Board requires that at least two-thirds of its members be independent in accordance with applicable NYSE and SEC criteria), the financial literacy of members of the Audit Committee, the qualification of at least one member of the Audit Committee as an “audit committee financial expert”, and the diversity, skills, background and experiences of Board members in the context of the needs of the Board.

      The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Board believes it appropriate and important that at least one key member of the Company’s management participate as a member of the Board. In appropriate circumstances, this number may be increased to two.
      Whenever the Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the Board is required or advisable, it will consider recommendations from Directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the Committee, care of the Corporate Secretary, or through the Company’s Communications Coordinator. Stockholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee or using the Company’s proxy material, must comply with the procedures in the Company’s by-laws.
      All of the nominees for Director for election at this Annual Meeting currently serve on the Board and are being proposed by the Board.
Directors’ Compensation
      Management Directors receive no compensation for services as a Director or as a member of any committee. Non-employee Directors receive annual compensation in an amount set from time to time by the Board under the Directors’ Plan (described in the next section below). Annual compensation for 2005 was $120,000, payable 40% in cash and 60% in common stock, and was paid by $48,000 in cash and 1,800 shares, based on the fair market value of common stock on November 15, 2005. For 2005, Mr. Reece received compensation under his transition services arrangement with Dover and did not receive compensation under the Directors’ Plan. No additional compensation is paid to Directors for serving on any committee or attending any board or committee meetings, except that the Chairman of the Audit Committee receives an additional $10,000 per annum and, commencing in 2006, the Chairman of the Board will receive an additional $80,000 per annum.
      Each non-employee Director may serve as a director of one or more of the Company’s segment subsidiary boards, or may otherwise be invited to attend segment subsidiary board, presidents’ or strategy review meetings. In such case, he or she will receive a fee of $1,500 for each such meeting attended. David H. Benson, Jean-Pierre M. Ergas, Kristiane C. Graham, James L. Koley, Bernard G. Rethore and Michael B. Stubbs received $3,000, $1,500, $1,500, $18,000, $6,000 and $7,500, respectively, for attending segment subsidiary board and presidents’ meetings and/or operating company business review meetings in 2005.
The 1996 Non-Employee Directors’ Stock Compensation Plan
      Under the Dover Corporation 1996 Non-Employee Directors’ Stock Compensation Plan as amended effective November 4, 2004 (the “Directors’ Plan”), non-employee Directors receive annual compensation in an amount set from time to time by the Board, payable partly in cash and partly in common stock as such allocations may be adjusted from time to time by the Board of Directors, subject to the limitation set forth in the Directors’ Plan on the maximum number of shares that may be granted to any Director in any year (10,000 shares). For 2005, annual compensation was set at $120,000, paid as described in the preceding section.
      If any Director serves for less than a full calendar year, the compensation to be paid to that Director for the year will be prorated as deemed appropriate by the Compensation Committee. The number of shares granted to any Director is determined by dividing the dollar amount of the Director’s annual compensation to be paid in shares by the “fair market value” of a share on the date of grant.

The “fair market value” is determined in good faith by the Compensation Committee on the basis of such considerations as the Committee deems appropriate, including, for example, the closing price on the date of grant or the average of the high and low sales prices on the date of grant. Shares granted under the Directors’ Plan may be treasury shares or newly issued shares, but in either case they will be listed on the NYSE.
Security Ownership of Certain Beneficial Owners and Management
      Set forth below is the ownership, as of February 28, 2006 (except as otherwise stated), of the number of shares and percentage of Company common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each Executive Officer listed in the compensation table, (iii) all Directors, nominees and Executive Officers of Dover as a group, and (iv) all persons or entities known to beneficially own more than 5% of the outstanding Company common stock. Unless otherwise indicated, the business address for all Directors and Executive Officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

	Number of Shares(1)		Percentage

David H. Benson	20,986	(2)	*
Robert W. Cremin	2,800		*
Jean-Pierre M. Ergas	27,290		*
Kristiane C. Graham	1,012,781	(3)	*
Ronald L. Hoffman	142,190		*
James L. Koley	30,790	(4)	*
Robert G. Kuhbach	298,908	(5)	*
Richard K. Lochridge	12,440	(6)	*
John E. Pomeroy	478,286	(7)	*
Thomas L. Reece	1,383,969	(8)	*
Bernard G. Rethore	7,490		*
David J. Ropp	63,961		*
Timothy J. Sandker	115,679		*
Michael B. Stubbs	165,514	(9)	*
Mary A. Winston	1,800		*
Directors and Executive Officers as a Group	4,623,212		2.3
GE Asset Management Incorporated	15,511,355	(10)	7.65
3001 Summer Street Stamford, Connecticut 06904

*	Less than one percent.

(1)	Includes shares which are (a) owned by officers in the Company’s Retirement Savings Plan, totaling 87,003 shares as of December 31, 2005 and (b) subject to options exercisable within 60 days of February 28, 2006, for the following persons: Mr. Hoffman, 129,175 shares; Mr. Kuhbach, 243,653 shares; Mr. Pomeroy, 297,368 shares; Mr. Reece, 1,166,709 shares; Mr. Ropp, 60,297 shares; Mr. Sandker, 80,860 shares; and all Directors and Executive Officers as a group, 2,660,217 shares.

(2)	Includes 1,000 shares held by Mr. Benson’s spouse.

(3)	Includes 521,657 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 89,578 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership, and 2,460 shares held by her minor children.

(4)	Includes 1,000 shares held by Mr. Koley’s spouse and 7,800 shares held by a retirement plan of which he is the beneficiary.

(5)	Includes 3,000 shares held by Mr. Kuhbach’s spouse.

(6)	Represents shares held by a Trust of which Mr. Lochridge is the Trustee.

(7)	Mr. Pomeroy ceased being President and Chief Executive Office of Dover Technologies International, Inc. effective May 5 and December 31, 2005, respectively, and will retire on December 31, 2006.

(8)	Includes 10,000 shares held by a charitable foundation of which Mr. Reece is the Chairman and in which he disclaims any beneficial ownership

(9)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, and 97,508 shares held by trusts of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries, and 49,484 shares held in a grantor-retained annuity trust. Excludes 2,357,478 shares held by trusts of which Mr. Stubbs or members of his immediate family are beneficiaries.

(10)	Includes 4,768,281 shares owned by Trustees of General Electric Pension Trust and 120,112 shares owned by GE Frankona Rückversicherungs AG for each of whom GE Asset Management Incorporation (“GEAM”) acts as investment manager. Also includes 10,622,962 shares owned by certain other entities and accounts for which GEAM is investment advisor.
Section 16 (a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s Directors and certain of its officers file reports of ownership and changes of ownership of the Company’s common stock with the SEC and the NYSE. Based solely on copies of such reports provided to the Company, the Company believes that all Directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2005.
Equity Compensation Plans
      The Equity Compensation Plan Table below presents information regarding the Company’s equity compensation plans at December 31, 2005:

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	13,598,833	$34.61	17,474,264
Equity compensation plans not approved by stockholders	—	—	—
Total	13,598,833	$34.61	17,474,264
The Company has two compensation plans under which equity securities of the Company have been authorized for issuance and have been issued to employees: the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the “1995 Plan”), which expired on January 30, 2005, but under which options remain outstanding, and the 2005 Equity and Cash Incentive Plan (the “2005 Plan”), which became effective on February 1, 2005 and replaced the 1995 Plan. The Company also has the Directors’ Plan under which equity securities of the Company have been authorized for issuance and have been issued to non-employee directors.
The 1995 Incentive Stock Option Plan and 1995 Cash Performance Program
The Company’s 1995 Plan was adopted in 1995 (replacing the 1984 Plan which expired in January 1995) and provided for stock options, restricted stock awards and cash performance awards. The 1995 Plan expired in January 2005 and was replaced by the 2005 Plan.

      The 1995 Plan was intended to promote the medium-term and long-term success of Dover by providing salaried officers and other key employees of Dover and its subsidiaries with medium-range and long-range inducements to remain with Dover and to encourage them to increase their efforts to make Dover successful. As of December 31, 2005, there were outstanding options for 11,128,688 shares under the 1995 Plan.
The 2005 Equity and Cash Incentive Plan
      The 2005 Plan was adopted in 2004, effective February 1, 2005, replacing the 1995 Plan. The 2005 Plan was amended, effective January 1, 2006, to provide for stock-settled stock appreciation rights (“SSARs”), which are less dilutive to shareholders and easier to administer. The 2005 Plan, as currently in effect, provides for stock option and SSAR grants, and restricted stock and cash incentive awards.
      Salaried officers and other key employees of Dover and its subsidiaries who are in a position to affect materially the profitability and growth of Dover and its subsidiaries and on whom major responsibility rests for the present and future success of Dover are eligible to participate in the 2005 Plan. Directors of Dover who are not also officers are not eligible under the 2005 Plan. Similar to the 1995 Plan, the 2005 Plan is intended to provide these key employees with medium-range and long-range inducements to remain with Dover and to encourage them to increase their efforts to make Dover and its subsidiaries successful.
      A maximum aggregate of 20,000,000 shares of Common Stock was originally reserved for issuance under the 2005 Plan during its 10-year term, of which 17,474,264 remained available as of December 31, 2005. Of the shares authorized for issuance under the 2005 Plan, only a maximum aggregate of 5% of the shares may be granted as restricted shares. Options granted under the 2005 Plan may be either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code (“ISOs”). Grants and awards may be made by the Compensation Committee at any time or from time to time before January 31, 2015, provided that no ISOs may be granted after February 11, 2014.
      No single recipient may be granted options and/or SSARs for more than 600,000 shares in any year. Options and SSARs have a term not exceeding ten years and become exercisable after not less than three years except in special circumstances such as upon a change of control or a recipient’s death or permanent disability. The exercise price for shares covered by any option or SSAR will be fixed by the Compensation Committee and may be equal to or more than (but not less than) the fair market value of such shares on the date the option or SSAR is granted. Generally, stock options are not transferable, except that non-qualified options may be transferred to members of the holder’s immediate family (or a trust for the benefit of one or more of such family members), but any such transferred options cannot be further transferred by the transferee during the transferee’s lifetime. SSARs are not transferable except by bequest or inheritance.
      The terms and conditions of SSAR awards will be similar to the terms and conditions of stock option awards in almost all respects, with the result that the grant of SSARs with respect to a number of shares will have essentially the same economic benefit to an employee as the grant of a stock option on the same number of shares. Thus, the established guidelines and procedures for determining the number of shares to be covered by grants, in total and for any individual, as well as the number of shares available under the 2005 Plan, did not change.
      The primary difference between options and SSARs is in the method of exercise. To exercise an option, the holder must pay the exercise price to Dover and the taxes triggered by the exercise. By contrast, the holder of a vested SSAR will only have to notify Dover of the SSAR exercise and specify the numbers of SSARs being exercised. Dover will then calculate the gain measured by the difference between the exercise price and the fair market value of a share on the date of exercise, withhold the appropriate amount of tax, divide the remaining gain by the fair market value of a share on the date of exercise, and deliver the resulting number of whole shares to the holder. Because of this issuance of a net number of shares, the number of shares issued upon exercise of an SSAR will be less than upon exercise of a stock option covering the same initial number of shares.
      Restricted stock may be awarded to employees as determined by the Compensation Committee subject to the aggregate maximum of 5% of the 2005 Plan’s shares described above. The Compensation Committee determines the vesting period, of not less than one year or more than five years, with respect to a restricted stock award and whether other restrictions, including any performance criteria, will be applicable with respect to the restricted stock award. The Compensation Committee also determines whether a holder of restricted stock will be entitled to exercise voting rights with respect to such restricted stock and whether dividends payable with respect to restricted stock will be distributed in cash to the holder of such stock when paid or at a later time or will be reinvested in additional shares of restricted stock for the account of the holder of such restricted stock. Generally, shares of restricted stock are not transferable, and may not be sold, assigned, pledged or otherwise encumbered, except as otherwise provided in the applicable award. The Compensation Committee generally does not award restricted stock except in special or unusual circumstances.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries to the Chief Executive Officer and the four other most highly paid executive officers for services in all capacities for each of the calendar years in the three-year period ended December 31, 2005. The principal positions identified below for these individuals are the positions they held in 2005.

		Annual Compensation(1)		Long-term Compensation

				Awards	Payouts

				Securities	Cash	All
				Underlying	Performance	Other
Name and				Options and	Payouts	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	SSARs(2)	($)(3)	($)(4)

Ronald L. Hoffman(5)	2005	1,000,000	1,800,000	169,609	1,690,673	9,425
President and Chief	2004	850,000	1,300,000	195,421	574,430	9,473
Executive Officer of Dover	2003	637,500	625,000	106,533	0	6,450
Robert G. Kuhbach	2005	540,000	525,000	43,873	335,502	9,428
Vice President and Chief	2004	515,000	410,000	50,760	0	4,840
Financial Officer of Dover	2003	450,000	360,000	44,596	0	4,800
John E. Pomeroy(6)	2005	685,000	500,000	0	0	2,704
Vice President of Dover;	2004	660,000	500,000	58,405	0	2,867
Director and President	2003	625,000	325,000	51,840	0	3,000
of Dover Technologies International, Inc.
David J. Ropp	2005	660,000	1,000,000	49,304	625,268	9,432
Vice President of Dover;	2004	600,000	600,000	56,274	263,097	9,809
Director and President	2003	325,000	300,000	47,127	0	5,680
of Dover Resources, Inc.
Timothy J. Sandker	2005	635,000	450,000	46,487	144,531	9,429
Vice President of Dover;	2004	610,000	400,000	54,142	0	9,840
Director and President	2003	512,500	300,000	47,913	0	6,450
of Dover Industries, Inc.

(1)	Compensation deferred at the election of the named executive officers is included in the category (e.g. salary, bonus, Cash Performance payouts) and in the year that it would otherwise have been reported had it not been deferred. The bonus amount is determined as described in the Compensation Committee Report beginning on page 16 of this proxy statement. Cash bonuses for the calendar years shown have been listed for the year earned, and are generally paid in February of the following calendar year. Bonuses paid to certain officers listed in this table were awarded under the Company’s Executive Officer Annual Incentive Plan (the “Incentive Plan”). Perquisites and other personal benefits paid to each officer in each instance had a total incremental cost to the Company of less than the lesser of $50,000 and 10% of the executive officer’s annual base salary and bonus, and accordingly are omitted from the table.

(2)	Awards shown are generally for services performed in the calendar year indicated but were granted in February of the following year.

(3)	The payout amount is determined as described under Cash Performance Awards for Calendar Year 2006 beginning on page 13. Amounts shown are payouts for the three-year performance period ended with the year shown.

(4)	Amounts shown are Company matching contributions to the Dover Corporation Retirement Savings Plan.

(5)	Mr. Hoffman became the Chief Executive Officer of Dover effective January 1, 2005 and has been the President and Chief Operating Officer of Dover since July 1, 2003. He was Vice President of Dover and Director and President of Dover Resources, Inc. from January 2002 to June 2003.

(6)	Mr. Pomeroy ceased being President and Chief Executive Officer of Dover Technologies International, Inc., effective May 5 and December 31, 2005, respectively, and will retire as of December 31, 2006.
Incentive Programs
      The Company’s 1995 Plan (expired January 2005) and 2005 Plan (effective February 2005) provide for stock options, SSARs (2005 Plan only) and restricted stock, coordinated with cash performance awards. At the time of grant, allocations are made such that, of each combined award, greater emphasis is given to cash performance awards at the operating level, and greater emphasis is given to stock options and SSARs at the corporate level. Information on current grants and cash performance awards is given below. For payouts on prior awards under this program, see the Summary Compensation Table on page 11.
Option Grants In Last Calendar Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price		Present
Name	Granted(1)	Calendar Year	($/Share)	Expiration Date	Value ($)(2)

Ronald L. Hoffman	195,421	7.8	$ 38.00	2/10/15	2,587,374
Robert G. Kuhbach	50,760	2.0	38.00	2/10/15	672,062
John E. Pomeroy	58,405	2.3	38.00	2/10/15	773,282
David J. Ropp	56,274	2.2	38.00	2/10/15	745,068
Timothy J. Sandker	54,142	2.1	38.00	2/10/15	716,840

(1)	All options shown were granted in 2005 for services performed in 2004 and correspond to the awards shown for 2004 in the Summary Compensation Table. The options become exercisable on February 10, 2008. The awards made in February 2006 with respect to services performed in 2005 are shown for 2005 in the Summary Compensation Table on page 11.

(2)	The grant date present values were determined using the Black-Scholes option pricing model applied as of the grant date. The assumptions used in applying this model were: expected life of 8 years; expected dividend yield of 1.70%; average stock price volatility of 31.15% and a risk-free interest rate of 3.97%, which represents the approximate yield of a zero coupon Treasury Bond on the date of grant with a maturity date similar to the assumed exercise period. This resulted in a discounted per share value of $13.24 (34.84% of the exercise price). The valuation model was not adjusted for risk of forfeiture or any vesting or transferability restrictions of the options, all of which would reduce the value of the options if factored into the calculation. The Black-Scholes model generates a theoretical value based on the assumptions stated above and this value is not intended to be used for predicting the future prices of the Company’s common stock, nor is there any assurance that the theoretical value or any other value will be achieved. The actual value of the options will depend on the future performance of the Company’s common stock, the overall market conditions and the executive officer’s continued service with the Company. The value ultimately realized by the executive officer will depend on the amount by which the market price of the Company’s common stock on the date of exercise exceeds the exercise price.

Aggregated Option Exercises In Last Calendar Year And Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
	Shares		Options at Year End		Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald L. Hoffman	2,385	$9,027	57,709	377,995	$108,529	$1,617,749
Robert G. Kuhbach	27,792	653,008	197,335	160,964	1,353,743	1,139,962
John E. Pomeroy	38,168	951,958	239,398	197,621	1,474,959	1,501,196
David J. Ropp	2,500	27,025	32,175	131,523	58,409	552,661
Timothy J. Sandker	22,632	234,824	41,921	140,994	105,159	719,624

(1)	Calculated by determining the difference between the exercise price and the average of the high and low market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 30, 2005, as the case may be. The average of the high and low market price on December 30, 2005 was $40.48.
Cash Performance Awards For Calendar Year 2006

		Performance or	Estimated Future
		Other Period	Payouts Under
	February 2006	Until Maturation	Non-Stock Price
Name	Award ($)	or Payout	Based Plans ($)(1)

Ronald L. Hoffman	$498,000	2006-2008	$498,000
Robert G. Kuhbach	128,820	2006-2008	128,820
John E. Pomeroy	0	2006-2008	0
David J. Ropp	567,000	2006-2008	567,000
Timothy J. Sandker	534,600	2006-2008	534,600

(1)	The actual cash payout at the end of the three-year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and (2)(a) return on equity, or (b) return on investment. Parameters (1)(a) and (2)(a) apply to Messrs. Hoffman and Kuhbach and other corporate officers, and parameters (1)(b) and (2)(b) apply to the other listed officers and those participating officers at segment subsidiaries and operating companies.
      There is no payout if growth in earnings is below zero; there is no payout if return on equity or return on investment is less than 10 percent. Moreover, in calculating any payout, the earnings in the base year (the year preceding the award year) from which earnings growth is measured is deemed to be an amount equal to 10 percent of equity or 10 percent of invested capital if actual earnings in such year are less than such amount.
      There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 30% of the average annual nominal earnings increase at that unit over the three-year performance period. The same plan is applied to three separate “Business Units” as follows: (a) the entire company for corporate officers, (b) the segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers. In determining the amount of the payouts to officers of the segment subsidiaries and operating businesses, gains and losses on sales of businesses are excluded.
      Given the foregoing, the range of payouts is large. Payouts may not exceed 1,562% of the award. For the past three years, the amounts shown in the Payouts column of the Summary Compensation Table represent percentage payouts from 0% to 363.0% of the award given three years prior to the year of the payout. Given this range, it is difficult to forecast the required estimates called for by this column. The amounts shown above, payable in February 2009, represent payouts at the 100% level on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a Return on Investment/ Return on Equity of 13% over the three-year performance period, or various other similar combinations of earnings growth and return on investment. Actual payout percentages for the three-year performance period ended December 31, 2005 (shown on the Summary Compensation Table on page 11) were: Mr. Hoffman 363.0%, Mr. Kuhbach 327.0%, Mr. Ropp 363.0% and Mr. Sandker 60.6%.
Retirement Plans
      Dover has a number of defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has unfunded supplemental executive retirement plans and other similar unfunded retirement programs (“SERPs”) which provide supplemental retirement benefits for eligible key management employees of Dover and its subsidiaries. These supplemental plans generally serve to restore and/or enhance retirement benefits to cover compensation not covered by underlying qualified plans because of federal statutory limitations. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.
      Benefits under various defined benefit plans and related SERPs are based generally upon (i) final average compensation, defined as the highest 60 consecutive months of compensation out of the last 120 months and (ii) the years of service credit. Compensation for plan purposes includes salary, annual bonus and commissions but excludes any payments or stock option, SSAR or restricted stock awards under the 1995 Plan or the 2005 Plan. The following table sets forth the aggregate estimated annual benefits payable upon retirement at age 65 (age 62 in some circumstances) pursuant to the Company’s retirement plans.
Pension Plan and SERP Table

	Years of Service

Final Average Compensation	15	20	25	30	35

600,000	180,000	240,000	300,000	360,000	360,000
700,000	210,000	280,000	350,000	420,000	420,000
800,000	240,000	320,000	400,000	480,000	480,000
900,000	270,000	360,000	450,000	540,000	540,000
1,000,000	300,000	400,000	500,000	600,000	600,000
1,100,000	330,000	440,000	550,000	660,000	660,000
1,200,000	360,000	480,000	600,000	720,000	720,000
1,300,000	390,000	520,000	650,000	780,000	780,000
1,400,000	420,000	560,000	700,000	840,000	840,000
1,500,000	450,000	600,000	750,000	900,000	900,000
1,600,000	480,000	640,000	800,000	960,000	960,000
1,700,000	510,000	680,000	850,000	1,020,000	1,020,000
1,800,000	540,000	720,000	900,000	1,080,000	1,080,000
1,900,000	570,000	760,000	950,000	1,140,000	1,140,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,200,000
2,100,000	630,000	840,000	1,050,000	1,260,000	1,260,000
2,200,000	660,000	880,000	1,100,000	1,320,000	1,320,000
2,300,000	690,000	920,000	1,150,000	1,380,000	1,380,000
2,400,000	720,000	960,000	1,200,000	1,440,000	1,440,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000	1,500,000
      Generally, vesting of qualified pension benefits occurs after completion of five years of employment subsequent to age 18. The table above shows the estimated annual benefit payable upon normal retirement on a straight life annuity basis to persons in the specified remuneration and years of service classifications. The benefit amounts listed in the table include the annuitized portion of the defined contribution accumulation attributable to Company contributions and one-half of the social security benefits to which the covered employee may be entitled. The SERP portion of these benefits will generally be paid 75% in a lump sum at retirement and the remaining 25% in equal payments over the following 5 years. Commencing January 1, 2003, executives covered by the corporate SERP with at least 10 years of service credit can retire at age 62 with no reduction in benefits, and executives who join Dover at or after age 40 may be credited over time with one additional year of service for every four years from age 25 to date of hire. The persons named in the Summary Compensation Table have the following years of service: Mr. Hoffman 15, Mr. Kuhbach 18, Mr. Pomeroy 25, Mr. Ropp 15 and Mr. Sandker 36. All of these persons are vested. All of their years of service can be credited under any plan in which they participate subject to any limit in the plan on the years of service that can be credited to participants. The maximum number of years of service that can be credited to a participant in the Dover Corporation SERP is 30.

Certain Arrangements with Retired Executive Officers
      Thomas L. Reece, who retired as the Company’s Chief Executive Officer effective December 31, 2004, continued to provide services to Dover during 2005. He is Chairman of the Board of Directors of Dover and he served as a director of each of Dover’s six segment subsidiaries providing substantial consultation and advice to Dover throughout 2005. For these services, Mr. Reece received in 2005 an amount equal to the same base salary that he received in 2004 ($1,000,000), and is being provided continued health insurance coverage at no cost to him until he reaches age 65, but substantially no other compensation or perquisites. For the year 2005, Mr. Reece did not receive directors’ compensation under the Directors’ Plan.
      Mr. Pomeroy, who was President and Chief Executive Officer of Dover Technologies International, Inc. (“DTI”) until May 5 and December 31, 2005, respectively, and was a Vice President of Dover until December 31, 2005, will remain an employee of DTI performing transition and consulting services until December 31, 2006. During 2006, he will receive as compensation the same base salary he received in 2005 ($685,000), but will not receive any 2006 option or SSAR grant, cash performance award or bonus.
Change of Control Provisions
      The Company has agreements with Mr. Hoffman and other officers, including those shown on the Summary Compensation Table, designed to encourage each such officer to continue to carry out his or her duties with the Company in the event of a potential change of control of the Company. The agreement the Company had with Mr. Pomeroy terminated on December 31, 2005. For purposes of these agreements, a “change of control” occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company’s common stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or (c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The agreements provide that, if within eighteen months following a change of control of the Company the officer’s employment is terminated either by the Company for other than “cause” or “disability” or by such officer for “good reason” (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not any award under the 1995 Plan or the 2005 Plan or any other compensation) received by such officer in any of the five most recent years. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options and SSARs will immediately vest and become exercisable. Key employees (as defined in the American Jobs Creation Act of 2004) may not receive any payments under these agreements until 6 months after separation from Dover.
      The Internal Revenue Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of more than three times the individual’s annualized includable compensation for the base period, as defined in the Internal Revenue Code. Although Dover payments would not be expected to reach this amount in most cases, if an individual became subject to the excise taxes, the Company would gross-up the individual’s payments to make him or her whole.

Executive Deferred Income Plan
      In 1984-1985, the Company offered its executive officers an executive deferred income plan (the “EDIP”). Mr. Pomeroy, along with certain other executive officers, participated in the EDIP, pursuant to which they each elected to defer certain income during the period 1985-88, which will be repaid to them (or their estates) beginning at the time they reach age 65 and are retired from Dover, and continuing thereafter for a period of 15 years. Amounts deferred will be repaid together with interest compounding at the rate of 10 percent (if they retire prior to age 65) or 12.5% (if they retire at age 65 or later), which were competitive market interest rates at the time the program was introduced. As part of the EDIP, the Company purchased whole life insurance policies payable to the Company to fund the anticipated cost of this program. The amount deferred by Mr. Pomeroy was $50,000, and the Company is scheduled to repay him the annual amount of $67,197 beginning at the later of age 65 and his retirement from Dover. The Program is subject to termination under certain conditions, provided all participants are treated in the same manner, and, in the event of a change of control, all sums due and owing become payable immediately.
Deferred Compensation Plan
      Dover has a deferred compensation plan which provides a select group of management or highly compensated employees an opportunity to defer to a future year the receipt of certain compensation that, absent such election, would have otherwise been paid. The plan is intended to be an unfunded, nonqualified deferred compensation plan, where the individual participants are responsible for their own investment choices. Amounts deferred are credited with the earnings or losses of hypothetical investments designated by plan participants. The Company has established a grantor trust (the “Trust”), with a bank as the trustee thereof, to hold certain amounts deferred under the plan. In certain instances, the assets of the Trust become subject to claims of the general creditors of the Company. In October 2004, Congress passed the American Jobs Creation Act of 2004. This Act imposes new restrictions on deferred compensation plans and certain amendments have been and will be made to the Company’s Deferred Compensation Plan, Supplemental Executive Retirement Plan, and change of control agreements as the IRS continues to issue guidance under the Act.
Compensation Committee Report On Executive Compensation
      The Compensation Committee of the Board of Directors is composed of four non-employee Directors, all of whom are independent in accordance with the NYSE Listing Standards and the Dover Independence Standards.
      The Compensation Committee determines compensation of executive officers; annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluates CEO performance, and, together with the other independent Directors, determines the CEO’s compensation; makes the final determination of grants, awards and payouts under the Company’s incentive compensation plans; and oversees the administration of the compensation plans. The Committee’s charter (which can be found on the Company’s website) describes in more detail the Committee’s composition and its duties and responsibilities.
      The Compensation Committee selects and, when it deems appropriate, including during 2004, commissions an independent compensation consultant to study the Company’s compensation practices and the competitiveness of the Company’s overall executive compensation program. Based on the 2004 study, the compensation consultant advised the Compensation Committee that the Company’s executive compensation program is generally competitive and substantially in line with the Company’s performance, but recommended certain changes and improved procedures that management put into effect under the direction of the Compensation Committee.
      In setting compensation, the Compensation Committee considers, in addition to the performance of the Company and performance evaluations of individuals, the results of studies undertaken by its independent compensation consultant, and also reviews the performance of the Company as compared to the companies in the Total Compensation Management database, a proprietary database designed by Hewitt Associates (the “TCM database”). The TCM database currently includes over 200 manufacturing companies, including approximately half of the companies that constitute the Company’s peer group for its stock performance graph on page 21 of this proxy statement.

The rank of a company in the TCM database, which determines that company’s overall standing, is the average of the following ten separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales for one year and five years; return on assets for one year and five years; and total capital return for one year and five years.

A.	Executive Compensation Policy
      The Company’s compensation programs are designed to attract and retain highly qualified executives, to motivate them to achieve Company objectives and to align their interests with those of shareholders. The Compensation Committee’s basic overriding compensation principle is that all compensation, i.e., annual, medium-term and long-term, should generally be linked to Dover’s total return to stockholders and should be competitive with other comparable companies. The Compensation Committee also believes that compensation for an executive at the corporate level, the segment subsidiary level or the operating company president level, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually through salaries and bonuses, on a medium-term basis through three-year payout cash performance awards and on a long-term basis through stock options and, beginning in 2006, SSARs. The relative mix of medium-term and long-term opportunity is adjusted in accordance with the breadth of the executive’s responsibility across the organization, with increasingly larger percentages allocated to long-term reward potential through equity awards in the case of those persons who are in positions to most materially affect the profitability and growth of the Company. The Compensation Committee believes that, based on the Company’s historical performance as measured by the TCM database, and its desire to attract and motivate executive talent, it is appropriate to target salaries and bonuses at the 62nd percentile of the TCM database for all Company executives.
      In determining executive compensation for 2005, the Compensation Committee evaluated both the total compensation package and its individual elements, using “tally sheets” prepared by its compensation consultant for the CEO and each officer reporting directly to the CEO. For 2005, an executive’s compensation consisted of base salary, an annual incentive bonus opportunity, medium-term cash-based and long-term stock-based compensation, as well as retirement and other benefits.

B.	Compensation Components

Annual Compensation
      Base Salary: The Compensation Committee targets salaries of the Company’s executive officers at the 62nd percentile of the TCM database. The executive’s actual salary relative to this competitive framework varies based on individual performance, business unit performance and the individual’s skills, experience and background.
      Annual Bonus: As discussed below, annual bonus levels are set with reference to the TCM database and are based on a pay-for-performance policy. Annual bonuses vary depending upon the performance of the officer’s unit, as measured by earnings growth, return on investment and achievement of Company goals, as well as the Committee’s judgment of the executive’s overall performance.
      For the highest paid officers, annual bonuses are made pursuant to the terms of the Executive Officer Annual Incentive Plan. In lieu of the Company’s traditional annual bonus program, the Executive Officer Annual Incentive Plan allows the Compensation Committee to award cash incentive bonuses to certain executive officers based on financial performance relative to established performance goals. Performance goals are determined by reference to Dover’s net income, earnings per share or return on equity in the case of participating corporate officers, and operating earnings or return on investment in the case of participating officers of segment subsidiaries or operating companies. The Compensation Committee has discretion to select executive officers to participate in the Executive Officer Annual Incentive Plan in any given year and to establish the formula for determining potential award amounts for that year, incorporating one or more of these performance goals.

Executive officers selected to participate in the Executive Officer Annual Incentive Plan receive their annual bonuses for that year, if any, under the terms of that plan instead of the Company’s traditional bonus program.
      For 2005, the Compensation Committee selected Messrs. Hoffman, Kuhbach, Coppola, Livingston, Pomeroy, Ropp, Sandker and Spurgeon to participate in the Executive Officer Annual Incentive Plan. For Messrs. Hoffman and Kuhbach, the Compensation Committee established in February 2005 a specific goal for the Company’s 2005 earnings per share. For Messrs. Coppola, Livingston, Pomeroy, Ropp, Sandker and Spurgeon, the Compensation Committee established in February 2005 specific goals of operating earnings (with certain internal adjustments) for each of their respective segment subsidiaries.
      Medium-Term and Long-Term Compensation: The Compensation Committee, the Board of Directors and Dover’s management believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company (i.e., corporate, segment subsidiary and operating company levels) over periods of time longer than one fiscal year, usually three to ten years. Given the different levels and opportunities to impact Dover’s long-term growth, and hence benefit Dover’s stockholders, Dover’s medium-term and long-term compensation programs include both cash incentive awards and stock-based awards that are made pursuant to the 2005 Plan as described more fully below.
      The 2005 Plan allows the Compensation Committee to make cash incentive awards, stock option grants, restricted stock awards and, beginning in 2006, SSAR grants. The Board, upon recommendation of the Compensation Committee, added SSARs as a stock-based award to the 2005 Plan effective January 1, 2006. SSARs, similar to stock options, provide for long-term stock-based compensation but are less dilutive to other stockholders and administratively easier for grantees to exercise. Cash performance awards and stock option and SSAR grants are generally made only once each year, in February. To provide incentives to management to increase stockholder value over the medium and long term, payouts on cash performance awards, if earned, occur three years later contingent upon achieving specified performance goals for the three-year period. Stock options and SSARs generally have ten-year terms and are not exercisable until three years after their grant. The 2005 Plan also allows the Compensation Committee to make awards of restricted stock, with voting and dividend rights, and with vesting periods of up to five years after grant. The Compensation Committee generally does not award restricted stock except in connection with special or unusual circumstances. No restricted stock awards were made to executive officers in or for the years 2004 or 2005.
      Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options, SSARs, restricted stock or cash incentive awards under the 2005 Plan. Medium-term and long-term awards under the 2005 Plan (and awards still outstanding under the expired 1995 Plan) are basically a mix of stock-based and cash incentives, with operating company management receiving a significant percentage of their respective gain opportunity in the form of cash incentive awards and corporate and segment subsidiary officers receiving a much greater portion of their opportunity in the form of stock-based awards, usually stock options but, commencing in 2006, SSARs. The maximum award for an individual is calculated by multiplying the individual’s base salary by an appropriate factor, based on his or her level, selected from a table of multiples established by the Compensation Committee. The result is then allocated between cash incentive award and stock option or SSAR grant, again based on allocation factors established by the Compensation Committee for the individual’s level. Cash incentive awards are made annually for the three-year performance period commencing with the year of the award. Once the dollar value to be applied to the stock option or SSAR grant is determined, that value is converted into a number of option shares or SSARs by dividing that value by the fair market value of the Company’s stock on the date of grant.
      As mentioned above, the payout of cash incentive awards is conditional upon the achievement of specified performance criteria over the three-year period commencing with the year of the award. The actual cash payout is equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share or (b) real growth in operating earnings; and (2)(a) return on equity or (b) return on investment. Parameters (1)(a) and (2)(a) apply to the CEO and other corporate officers, and parameters (1)(b) and (2)(b) apply to the other Named Executive Officers and those other participating officers at segment subsidiaries and operating companies. There is no payout if growth in earnings is below zero; there is no payout if return on equity or return on investment is less than ten percent. In determining the amount of the payouts to officers of the segment subsidiaries and operating businesses, gains and losses on sales of businesses are excluded.

      For the Named Executive Officers, the cash incentive awards made in 2005 were based on multiples ranging from .47 to .81, and the number of option shares granted was based on multiples ranging from 3.24 to 7.43. The comparable multiples for the 2006 cash awards and SSAR grants are .50 to .81 and 3.24 to 7.80, respectively. In all cases, these multiples were determined based on recommendations made by the independent compensation consultant and adopted by the Compensation Committee. It is anticipated that these multiples will be used until the next compensation review is conducted. In 2005, the number of optionees granted option shares under the 2005 Plan was 3.9% of the total number of Dover employees. The annual number of option shares granted has averaged 1.22% of shares outstanding over the past five years. For 2006 grants of SSARs made under the 2005 Plan, that percentage was 0.94%. No option grants have been made in 2006.

C.	Stockholding Guidelines
      The Compensation Committee believes that it is important to align the interests of senior management and stockholders. While Dover has not adopted formal stockholding guidelines for executive officers, Dover expects that, except in cases of special need and in preparation for retirement, the net shares acquired by executive officers at the corporate and segment subsidiary levels through exercise of options or SSARs will be held by them (or their family members) for the duration of their employment with the Company.

D.	Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code limits the ability of a public corporation to deduct the annual individual compensation in excess of $1 million paid to certain executive officers. Compensation paid to those officers that qualifies as performance-based is excludable from this limitation in determining what compensation amount qualifies for tax deductibility. The bonuses paid to the executive officers named in the Summary Compensation Table were paid under the Incentive Plan and are performance-based.
      The Compensation Committee’s general policy is to structure individual compensation and compensation programs to allow the Company to fully deduct compensation in accordance with Section 162(m). However, on occasion it may not be possible to satisfy all the conditions of the Internal Revenue Code for deductibility and still meet the Company’s compensation needs. The Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders. All compensation paid to the executive officers for 2005 qualified as fully deductible for federal income tax purposes.

E.	Other Executive Benefits/ Personal Benefits
      The Company’s executive compensation also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. Some of them are similar to the benefits offered to the Company’s other employees and some are intended to enhance the tax efficiency of benefits to the recipient or serve as a substitute for or enhance benefit opportunities lost due to regulatory contribution limits. Specifically, among other such benefits, the Company offers a Supplemental Executive Retirement Plan and a Deferred Compensation Plan. Please see pages 14 and 16 for more details on these plans. With respect to pensions and other similar benefit programs, the Compensation Committee has set a target at the median of comparable companies.

F.	Chief Executive Officer Compensation
      The Compensation Committee, acting together with the other independent Directors, set the 2005 base salary of Mr. Ronald L. Hoffman, Chief Executive Officer, at $1,000,000. In February 2006, the Compensation Committee, acting together with the other independent Directors, awarded Mr. Hoffman a bonus of $1,800,000 for 2005, which was equal to 180% of his 2005 base salary. Mr. Hoffman’s bonus was awarded under the Executive Officer Annual Incentive Plan. Based on the level of achievement of that plan’s target for Mr. Hoffman, which was based on earnings per share, the Compensation Committee was permitted to award him a tax-deductible bonus of up to $2.99 million. The annual bonus amount was determined based upon: (a) the 62nd percentile of bonuses paid to CEOs at a group of companies comparable to Dover according to the TCM database, and (b) a subjective judgment factor which is the prerogative of the Committee, acting together with the other independent Directors, and which included such matters as their view of Mr. Hoffman’s efforts and degree of success in developing and driving the Company’s strategy and objectives, and of the sales, earnings and other achievements recorded by Dover in 2005 in the general business environment then prevailing. The second factor was given the greatest weight.
      The Compensation Committee reviewed all the components of Mr. Hoffman’s compensation, including salary, bonus, medium-term and long-term incentive compensation, unrealized stock option gains, perquisites or other personal benefits to its executive officers, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation programs, the payout obligations under the Company’s Supplemental Executive Retirement Plan and the existence of a change-in-control agreement, and found Mr. Hoffman’s compensation in the aggregate to be reasonable.

Compensation Committee:	Richard K. Lochridge (Chair) Robert W. Cremin Jean-Pierre M. Ergas Kristiane C. Graham

STOCK PERFORMANCE GRAPH
Comparison Of Five Year Cumulative Total Return*
Dover Corporation, S&P 500 Index & Peer Group Index
Total Stockholder Returns
Data Source: Hemscott, Inc. (formerly CoreData)
     This graph assumes $100 invested on December 31, 2000 in Dover Corporation common stock, the S&P 500 index and a peer group index. The peer index consists of the following public companies selected by the Company based on its assessment of businesses with similar industrial characteristics: Actuant Corp., Ametek Inc., Carlisle Cos. Inc., Cooper Industries Inc., Crane Co., Danaher Corp., Eaton Corp., Emerson Electric Co., Federal Signal Corp., Honeywell International, Inc., Hubbell Inc., Illinois Tool Works, Ingersoll-Rand Company Limited, ITT Industries Inc., 3M Co. (formerly Minnesota Mining & Mfg.), Parker-Hannifin Corp., Pentair Inc., PerkinElmer Inc., Tecumseh Products Company, Tyco International Ltd. and United Technologies Corp.
      * Total return assumes reinvestment of dividends.

Audit Committee Report
      The Audit Committee of the Company’s Board of Directors consists of five non-employee Directors, all of whom are independent in accordance with the NYSE Listing Standards, the rules of the SEC applicable to audit committee members and the Dover Independence Standards.
      The Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be found at the Company’s website at www.dovercorporation.com. The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. The Company’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (hereafter “auditors”), is responsible for auditing the financial statements and expressing opinions on management’s assessment and on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.
      In accordance with the requirements of the SO Act, the related SEC rules and the NYSE Listing Standards, the Audit Committee engaged the auditors to audit the annual accounts of Dover and its subsidiaries for 2005. Pursuant to its oversight responsibilities, the Audit Committee discussed with the auditors the overall scope and plans for the audit of the Company’s 2005 financial statements. The Audit Committee met with the auditors, with and without management of the Company present, to discuss the results of the auditors’ examination, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting.
      The Audit Committee reviewed and discussed, with both management of the Company and the auditors, the fiscal year 2005 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.
      The Audit Committee also (1) discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (2) reviewed the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors any relationships or permitted non-auditing services, including those described below under “Relationship with Independent Registered Public Accounting Firm,” that might impact their objectivity and independence.
      In each quarter of 2005, the Chair and/or one or more other members of the Audit Committee participated in two meetings of the Company’s DC&P Committee, one prior to the Company’s release of earnings and the second prior to the filing of the annual or quarterly report. Prior to the meetings, the Committee member(s) and the auditors reviewed the draft earnings release or report and, at the meetings, discussed them with management. The financial information for the fourth quarter and full year 2005 was similarly reviewed prior to the earnings release in January 2006. In addition, the Audit Committee as a whole met on four occasions in 2005, prior to each filing of a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, to review and discuss the content of those periodic filings. In addition, the Audit Committee held four regular meetings in 2005 and the Chair had many communications with management and the auditors in and since 2005.
      Based upon the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:	Michael B. Stubbs (Chair) David H. Benson James L. Koley Bernard G. Rethore Mary A. Winston

Relationship with Independent Registered Public Accounting Firm
      As discussed above, the independent registered public accounting firm of PricewaterhouseCoopers LLP is the independent registered public accounting firm selected by the Audit Committee to audit the annual accounts of Dover and its subsidiaries for 2005. This firm also audited the financial statements for 2003 and 2004. Representatives of PricewaterhouseCoopers LLP will not be present at the Meeting.
Fees Paid to Independent Registered Public Accounting Firm

A.	Audit Fees
      Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the SO Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for consolidated auditing services to the Company for the years ended December 31, 2005 and December 31, 2004 were $9,700,000 and $10,300,000, respectively.

B.	Audit-Related Fees
      Audit-related fees include fees for assurance and related services that are traditionally performed by the Company’s auditors. These services include audits of employee benefit plans, due diligence on acquisition targets and consultations in connection with financial and accounting standards. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for audit-related services to the Company for the years ended December 31, 2005 and December 31, 2004 were $200,000 and $282,000, respectively.

C.	Tax Fees
      Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services, tax planning and tax advice. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for tax services to the Company for the years ended December 31, 2005 and December 31, 2004 were $800,000 and $770,000, respectively.

D.	All Other Fees
      During the years ended December 31, 2005 and December 31, 2004, the aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for all other services were $0 and $3,000, respectively. For 2005, these services included services customarily provided by the auditors in connection with the Company’s public offering of debt securities.
Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
      Consistent with its charter and applicable SEC rules, the Audit Committee pre-approves all audit and permissible non-audit services provided by the auditors to Dover and its subsidiaries. With respect to certain services which the Company’s auditors have traditionally provided, the Audit Committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of the Company’s auditors while recognizing that, in certain situations, the Company’s auditors may possess the expertise and be in the best position to advise the Company on issues and matters other than accounting and auditing.

      The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the Audit Committee prior to such services being performed by the auditors. In addition, pre-approved services which exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the auditor and management are required to provide detailed information at the time of approval. The Audit Committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.
      All audit-related and non-audit-related services of PricewaterhouseCoopers LLP during 2005 listed above under “Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.
MISCELLANEOUS
Other Matters
      Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters to the extent permitted by, and in accordance with applicable corporate, securities and other laws.
Stockholder Proposals for 2007 Annual Meeting
      In order for stockholder proposals to be included in Dover’s proxy statement for the 2007 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017, by November 9, 2006. All other stockholder proposals, including nominations for Directors, in order to be voted on at the 2007 Annual Meeting, must be received by Dover not earlier than November 19, 2006 and not later than December 19, 2006, being, respectively 150 days and 120 days prior to the date of the first anniversary of the 2006 Annual Meeting of Stockholders.
Dated: March 10, 2006

By authority of the Board of Directors,

JOSEPH W. SCHMIDT
Secretary

PROXY	PROXY
DOVER CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 18, 2006.
     The undersigned hereby appoints Ronald L. Hoffman, Robert G. Kuhbach, Joseph W. Schmidt and Ivonne M. Cabrera, or any of them, as the undersigned’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 18, 2006 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.
IMPORTANT—You have the option of voting your shares by returning the enclosed proxy card, voting via internet or by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote via the internet or by telephone. If you vote by either of these methods your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.

PROXY	DOVER CORPORATION	PROXY
2006 ANNUAL MEETING

1.	Election of Directors—	For	Withhold	For All Except Nominee(s) written below
		All	All

Nominees: (01) D. H. Benson,
(02) R. W. Cremin, (03) J-P. M. Ergas,
(04) K. C. Graham, (05) R. L. Hoffman,
(06) J. L. Koley, (07) R. K. Lochridge,
(08) T. L. Reece, (09) B. G. Rethore,
(10) M. B. Stubbs, and (11) M. A. Winston.

2.	To transact such other business as may properly come before the meeting.	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.
Please Sign Here and Return Promptly

Signature (s)	Dated:	, 2006

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

FOLD AND DETACH HERE
VOTE BY INTERNET OR TELEPHONE OR MAIL
CALL* * TOLL FREE * * ON A TOUCH TONE TELEPHONE
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59PM Eastern Time the day prior to the annual meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/dov
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or telephone, you do NOT need to mail back your proxy card.